Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Todd Dupee

Vice President & CFO

tdupee@trans-lux.com

212.897.9955

TRANS-LUX REPORTS THIRD QUARTER RESULTS

New York, NY (February 14, 2014) – Trans-Lux Corporation (OTCQB: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, reported financial results for the third quarter ended September 30, 2013 on February 14, 2014.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Third Quarter 2013

Trans-Lux reported revenues for the three months ending September 30, 2013 of $6.2 million, up from $5.9 million for the three months ending September 30, 2012.  The Company recorded income of $168,000 ($0.16 per share) during the third quarter of 2013, compared to income of $196,000 ($0.19 per share) reported for the same three month period in 2012.  The three months ended September 30, 2013 results include a $296,000 benefit for warrant valuation adjustment.  The three months ended September 30, 2012 results included a $1.4 million benefit for warrant valuation adjustment.

“We are beginning to reap the rewards from the changes to our TL Energy LED lighting division as sales opportunities are increasing,” said Mr. Allain.  “New revenue streams and backlog from this product line have us positioned for tremendous growth.  In fact, our current backlog is the highest it has ever been.”

Nine Months Ended September 30, 2013

Trans-Lux reported revenues for the nine months ending September 30, 2013 of $15.1 million, down from $18.4 million for the nine months ending September 30, 2012.  The Company incurred a loss of $859,000 (loss of $0.84 per share) during the first nine months of 2013, compared to a $735,000 loss (loss of $1.52 per share) reported for the same nine month period in 2012.  The nine months ended September 30, 2013 results include a $960,000 benefit for warrant valuation adjustment, a loss of $348,000 on the sale of receivables and a $1.0 million gain from the sale of land in discontinued operations.  The nine months ended September 30, 2012 results included a $3.3 million benefit for warrant valuation adjustment.

“Strategic partnerships have brought us recent major sales opportunities and wins in the sports sector of our TL Vision product,” said Mr. Allain.  “Combined with our previous general and administrative cost reductions, we are beginning to capitalize on these great opportunities.  We are very pleased with our 4th quarter as well as the 1st quarter 2014 to date.”

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets.  With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs.  TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions.  For more information please visit .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results.  These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30

(In thousands, except per share data)	2013	2012	2013	2012

Revenues	$ 6,204	$ 5,921	$ 15,087	$ 18,362

Income (loss) from continuing operations	$ 168	$ 239	$ (1,882)	$ (565)
Income (loss) from discontinued operations	-	(43)	1,023	(170)
Net income (loss)	$ 168	$ 196	$ (859)	$ (735)

Calculation of EBITDA (1):
Net income (loss) from continuing operations	$ 168	$ 239	$ (1,882)	$ (565)
Interest expense, net	15	90	98	184
Income tax expense	8	7	24	21
Depreciation and amortization	905	1,102	2,714	3,102
Total EBITDA from continuing operations	1,096	1,438	954	2,742
Effect of discontinued operations	-	(43)	1,023	(170)
Total EBITDA	$ 1,096	$ 1,395	$ 1,977	$ 2,572

Earnings (loss) per share - basic and diluted
Continuing operations	$ 0.16	$ 0.23	$ (1.84)	$ (1.17)
Discontinued operations	-	(0.04)	1.00	(0.35)
Total earnings (loss) per share	$ 0.16	$ 0.19	$ (0.84)	$ (1.52)

Average common shares outstanding - basic and diluted	1,023	1,020	1,021	482

(1)

EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.